Exhibit 5.1

                                 LAW OFFICES OF
                                DANIEL C. MASTERS
                    4490 PHILBROOK SQURE, SAN DIEGO, CA 92130
                   TEL: (858) 523-1177 *** FAX: (858) 523-1102
                            EMAIL: MASTERS@LAWYER.COM

October 17, 2007

U.S. Securities and Exchange Commission
450 Fifth Avenue, N.W.
Washington, D.C.  20549

RE: REGISTRATION STATEMENT ON FORM SB-2 UNDER THE SECURITIES ACT OF 1933 (THE "REGISTRATION STATEMENT"), OF BOSCO FLOORING, INC., A NEVADA CORPORATION (THE "COMPANY"), FILE NO. 333-144509

Dear Gentlepersons:

We have acted as special counsel for the Company for the limited purpose of rendering this opinion in connection with the registration (pursuant to the Registration Statement) of 2,240,000 shares (the "Shares") of the common stock, par value $0.001 per share, of the Company. We were not engaged to prepare or review, and we have not prepared or reviewed, any portion of the Registration Statement. We express no opinion as to the accuracy or adequacy of the disclosure contained in the Registration Statement, and we hereby disclaim any responsibility for the content of the Registration Statement.

In our capacity as special counsel to the Company, we have examined originals, or copies certified or otherwise identified to my satisfaction, of the following documents:

     1.   Certificate of Incorporation of the Company, as amended to date;

     2.   Bylaws of the Company, as amended to date;

     3. The records of corporate proceedings relating to the issuance of the Shares; and;

     4. Such other instruments and documents as we have believed necessary for the purpose of rendering the following opinion.

In such examinations, we have assumed the authenticity and completeness of all documents, certificates and records submitted to us as originals, the conformity to the original instruments of all documents, certificated and records submitted to us as copies, and the authenticity and completeness of the originals of such instruments.

Based on the foregoing, and having due regard for such legal considerations as we believe relevant, we are of the opinion that, under applicable law of the State of Nevada (including statutory, regulatory and case law), the Shares were duly authorized by all necessary corporate action on the part of the Company, currently validly issued, fully-paid and non-assessable. The shares will be validly issued, fully paid, and non-assessable when sold after the effectiveness of the Registration Statement.
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We hereby  consent to the filing of this  opinion with the U.S.  Securities  and
Exchange Commission as Exhibit 5.1 to the Registration Statement.

Very truly yours,

Daniel C. Masters, Esq.


/s/ Daniel C. Masters, Esq.
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Daniel C. Masters